                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 6, 1997)
                (TO PROSPECTUS SUPPLEMENT DATED JANUARY 6, 1997)
                                     PROSPECTUS NUMBER: 1437


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES



PRINCIPAL AMOUNT:         $20,000,000.00


TRADE DATE:               January 14, 1997


ORIGINAL ISSUE DATE:      January 23, 1997


MATURITY DATE:            January 23, 2012


INTEREST RATE:            7.41%


INTEREST PAYMENT DATES:   23rd day of each month, commencing February 23, 1997 through the Maturity Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  January 23, 2000


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable monthly on the 23rd day of each month and at Maturity (the
                          "Interest Payment Dates"), commencing on February 23, 1997. This Note is subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring in January 2000, and on any date thereafter (the "Redemption Date") at the
                          Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date.
                          The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.






     Notwithstanding the provisions contained in the Prospectus Supplement dated March 29, 1994 attached hereto, interest rates offered by the Company with respect to the Notes may differ, among other reasons, depending upon the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Inc. (the "Company") expects generally to distinguish, with respect to these offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $1,000,000. These different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement) to different investors, and these different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than $1,000,000.







            The date of this Prospectus Supplement: January 14, 1997